Exhibit 99.2

CHELSEA THERAPEUTICS AND ACTIVE BIOTECH TO CO-DEVELOP PORTFOLIO OF THERAPEUTICS TARGETING AUTOIMMUNE DISEASE AND TRANSPLANT REJECTION

Agreement Creates Synergistic Alliance Focused on Immune-Mediated Inflammatory Disorders

Chelsea to Host Conference Call to Discuss New Products and Update Investors on Clinical Development of Expanded Pipeline

Charlotte, NC, USA and Lund Sweden, May 9, 2006 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) and Active Biotech AB (Stockholm: ACTI.ST), have signed an agreement to co-develop and commercialize the I-3D portfolio of orally active, Dihydroorotate dehydrogenase (DHODH) inhibiting compounds for the treatment of autoimmune diseases and transplant rejection.

The I-3D portfolio developed by Active Biotech consists of an extensive library of therapeutic compounds that have demonstrated, during preclinical testing, potent inhibition of DHODH activity while maintaining PK and safety properties superior to the marketed DHODH inhibitor. Inhibition of DHODH is the rate-limiting step in de novo pyrimidine biosynthesis, which is required for the proliferation of T-cells during clonal expansion. Potential indications for drug candidates in this library include transplant rejection, rheumatoid arthritis, psoriasis and systemic lupus erythematosus (SLE). Of the compounds in this portfolio, more than 15 compounds have been isolated and undergone extensive preclinical modeling, including two lead compounds with the potential to be in clinical trials in early 2007.

The strategic alliance created through this agreement leverages the strength of Chelsea’s clinical development expertise with the impressive breadth of intellectual property and depth of preclinical data Active Biotech has already established around the I-3D compounds. The I-3D library significantly broadens Chelsea’s autoimmune pipeline, which also includes its lead drug candidate, CH-1504, an orally available, metabolically inert, anti-inflammatory and anti-tumor agent for the treatment of rheumatoid arthritis, psoriasis, inflammatory bowel disease and certain cancers.

Under the terms of the license and co-development agreement, Chelsea and Active Biotech will jointly conduct and fund the clinical development of the I-3D portfolio via a Joint Development Committee with equal representation from both parties. The agreement also provides Chelsea with the exclusive North and South American commercial rights to all drugs within this portfolio, while Active Biotech will retain rights for the remaining global markets. In addition to sharing development costs, both Chelsea and Active Biotech will pay the other royalty payments on sales in their respective markets. Active Biotech will also receive certain defined milestone payments related to clinical development and commercialization.

“This alliance strengthens our product pipeline and augments our ongoing work in autoimmune diseases by providing us with a robust library of DHODH-inhibiting drug candidates with substantial therapeutic and revenue potential,” commented Dr. Simon Pedder, Chelsea’s President and CEO. “We believe this alliance brings tremendous synergies to the table, making the deal very attractive and beneficial to our respective shareholders. We look forward to working with Active Biotech in advancing the I-3D product portfolio through the clinic in both Europe and the U.S.”

“We are very pleased seeing that the I-3D portfolio of compounds that we have advanced through discovery, screening and preclinical evaluation, is rapidly advancing towards clinical trials. We believe having Chelsea as a co-development and commercial partner will bring substantial strength and clinical development expertise to the project and a strong international network,” commented Sven Andréasson, President and CEO of Active Biotech.

Chelsea Conference Call, May 9 at 10:00 AM ET (4:00 pm CEST)

Chelsea will discuss the transaction and provide an update on the clinical development programs of its newly expanded pipeline in a conference call on Tuesday, May 9, 2006, 10:00 A.M. Eastern Time. Those interested in hearing management’s discussion can access the call directly by dialing 1-877-407-0782. International participants may access the call by dialing 201-689-8567. A replay will be available for one week following the call by dialing 1-877-660-6853 for domestic participants or 201-612-7415 for international participants and entering account number 286 and Conference ID number 201946 when prompted. Participants may also access both the live and archived web cast of the conference call through the investor relations section of Chelsea’s web site, www.chelseatherapeutics.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea develops technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Early clinical data suggests that Chelsea’s lead product candidate, CH-1504, may support a safe and effective treatment for rheumatoid arthritis and may have further applications for psoriasis, certain cancers and other immunological disorders. Chelsea Therapeutics is traded on the NASDAQ Capital Market under the ticker CHTP.

About Active Biotech AB

Active Biotech AB is a biotechnology company focusing on research and development of pharmaceuticals. Active Biotech has a strong R&D portfolio with pipeline products focused on autoimmune/inflammatory diseases and cancer. Most advanced projects are laquinimod, an orally administered small molecule with unique immunomodulatory properties for the treatment of multiple sclerosis, as well as ANYARA for use in cancer immunotherapy with the primary indication non-small cell lung cancer. Further key projects in clinical development comprise the three orally administered compounds TASQ for prostate cancer 57-57 for SLE and RhuDex® for RA.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborative partners, risks and costs of drug development, our history of losses and need to raise more money, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics International Ltd

Nick	Riehle

Chief Financial Officer

704-341-1516 x 101

Kathryn McNeil

Investor/Media Relations

718-788-2856

Active Biotech AB

Sven Andréasson President and CEO	Tomas Leanderson Chief Scientific Officer

Tel +46 (0) 46-19 20 00

Fax +46 (0) 46-19 20 50

U.S. Investors

Kathy Price / Emmanuelle Ferrer

The Global Consulting Group

Tel: +1-(646) 284-9430 / +1-(646) 284-9421

Email: kprice@hfgcg.com / eferrer@hfgcg.com